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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 29549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 10)

PSS, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

704320100
(CUSIP Number)

John E. Mallard
1603 Pleasant Plain Road, Suite 170
Fairfield, Iowa  52556
(515) 472-3050, Ext. 122
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

December 30, 1996
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [  ].
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.
See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13D

CUSIP No.  704320100

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Zimmerman Retailing Group Limited, an Iowa limited partnership

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 SOURCE OF FUNDS*
00 (See Item 3 attached)

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E) [ ]

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Iowa

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

7 SOLE VOTING POWER
-0-

8 SHARED VOTING POWER
4,603,962

9 SOLE DISPOSITIVE POWER
-0-

10 SHARED DISPOSITIVE POWER
4,603,962

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,603,962

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES* [  ]

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
23.64%

14 TYPE OF REPORTING PERSON*
PN


SCHEDULE 13D

CUSIP No. 704320100

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

ZRG Co., Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ X ]
(b) [  ]

3 SEC USE ONLY

4 SOURCE OF FUNDS*
00 (See Item 3 attached)

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E) [ ]

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

7 SOLE VOTING POWER
-0-

8 SHARED VOTING POWER
4,603,962

9 SOLE DISPOSITIVE POWER
-0-

10 SHARED DISPOSITIVE POWER
4,603,962

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,603,962

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*  [  ]

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
23.64%

14 TYPE OF REPORTING PERSON*
CO


SCHEDULE 13D

CUSIP No. 704320100

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Soma 2 L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [  X  ]
(b) [  ]

3 SEC USE ONLY

4 SOURCE OF FUNDS*
00 (See Item 3 attached)

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E) [ ]

6 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

7 SOLE VOTING POWER
-0-

8 SHARED VOTING POWER
4,603,962

9 SOLE DISPOSITIVE POWER
-0-

10 SHARED DISPOSITIVE POWER
4,603,962

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,603,962

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*  [  ]

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
23.64%

14 TYPE OF REPORTING PERSON*
PN


SCHEDULE 13D

CUSIP No. 704320100

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Christopher J. Podoll

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [  ]
(b) [  ]

3 SEC USE ONLY

4 SOURCE OF FUNDS*
00 (see Item 3 attached)

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E) [ ]

6 CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

7 SOLE VOTING POWER
-0-

8 SHARED VOTING POWER
4,603,962

9 SOLE DISPOSITIVE POWER
-0-

10 SHARED DISPOSITIVE POWER
4,603,962

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,603,962

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*  [  ]

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
23.64%

14 TYPE OF REPORTING PERSON*
IN


ONLY THOSE ITEMS WHICH HEREBY ARE REPORTED ARE AMENDED. ALL OTHER ITEMS REMAIN UNCHANGED. ALL DEFINED TERMS SHALL HAVE THE SAME
MEANING AS PREVIOUSLY ASCRIBED TO THEM IN THE ORIGINAL FILING OF
SCHEDULE 13D, AS AMENDED, UNLESS OTHERWISE NOTED.

Item 2. Identity and Background.

(a) Name of Persons Filing:

(i) Zimmerman Retailing Group Limited, an Iowa limited partnership
(ii) ZRG Co., Inc.
(iii) Soma 2 L.P.
(iv) Christopher J. Podoll

The following is meant to more completely describe the relationships of the members of the group reporting on this Schedule 13D.
Zimmerman Retailing Group Limited, an Iowa limited partnership (the record owner of 4,603,962 shares), has as its general partner Soma 2 L.P., a Delaware limited partnership ("Soma 2"). Soma 2 has as its general partner
ZRG Co., Inc., a Delaware corporation ("ZRG").  Christopher J.
Podoll serves as the sole director and executive officer of ZRG.
Mr. Podoll is a manager of investments for the family of William Zimmerman.

This amendment is filed merely to indicate that on December 30, 1996, Zimmerman Retailing Group Limited, an Iowa limited partnership, sold 2,726,322 of its 7,330,284 shares (inclusive of 8,079 shares issuable upon conversion of certain debentures held by Zimmerman Retailing Group Limited).

Item 3. Interest in Securities of the Issuer

(a) Number; and Percentage (%)

(i) 4,603,962; 23.64%
(ii) 4,603,962; 23.64%
(iii) 4,603,962; 23.64%
(iv) 4,603,962; 23.64%

(b) 1. sole power to vote

(v) -0-

2. shared power to vote

(v) 4,603,962

3. sole power to dispose

(v) -0-

4. shared power to dispose

(v) 4,603,962

Other. Agreement Regarding Joint Filing

The undersigned hereby agree that this statement on Schedule 13D relating to shares of Common Stock, $1.00 par value, of PSS, Inc. be, and any amendments to this Statement will be, filed on behalf of each of the undersigned.


Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 7, 1997


/s/ CHRISTOPHER J. PODOLL
------------------------------------------
Christopher J. Podoll


ZRG CO., INC.

By: /s/ CHRISTOPHER J. PODOLL
------------------------------------------
Christopher J. Podoll
President


SOMA 2 L.P.

By: ZRG CO., INC., as General Partner

By: /s/ CHRISTOPHER J. PODOLL
------------------------------------------
Christopher J. Podoll
President


ZIMMERMAN RETAILING GROUP LIMITED, an Iowa limited partnership

By: SOMA 2 L.P., as General Partner

By: ZRG CO., INC.
as General Partner

By: /s/ CHRISTOPHER J. PODOLL
------------------------------------------
Christopher J. Podoll
President